UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 9, 2014

Jive Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35367	42-1515522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

(Address of principal executive offices) (Zip code)

(650) 319-1920

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 13, 2014, Jive Software, Inc. (the “Company”) entered into an amended and restated change of control and retention agreement (the “Amended COC Retention Agreement”) with John McCracken, the Company’s Senior Vice President of Worldwide Sales, effective immediately.

Under the Amended COC Retention Agreement, Mr. McCracken is eligible to receive the following compensation upon a Termination other than for Cause or Resignation for Good Reason (as defined in the Amended COC Retention Agreement), subject to him timely executing and not revoking a general release of claims in favor of the Company and meeting the other requirements in the Amended COC Retention Agreement:

•	a cash severance payment equal to 12 months of Mr. McCracken’s base salary;

•	an additional cash payment to cover COBRA premiums for Mr. McCracken and his eligible dependents for 12 months; and

•	accelerated vesting of 50% of the total shares subject to Mr. McCracken’s outstanding equity awards but only if his termination of employment occurs on or within 12 months following a Change of Control (as defined in the Amended COC Retention Agreement).

Mr. McCracken will also receive the benefits with respect to restricted stock unit (“RSU”) grants:

•	Upon the effective date of the Amended COC Retention Agreement, Mr. McCracken was granted RSUs with respect to 80,000 shares of common stock that vest as follows:

•	RSUs with respect to 40,000 shares of common stock will vest quarterly over four years commencing after the quarter ended June 30, 2014, subject to his continued employment through each vesting date; and

•	RSUs with respect to 40,000 shares of common stock will vest over a multi-year period based on the Company’s achievement of the performance objectives established by the compensation committee of Company’s the board of directors (the “Compensation Committee”), subject to his continued employment through the date the achievement is determined by the Compensation Committee.

•	Upon the earlier of June 30, 2014 or any termination of employment after the effective date of the Amended COC Retention Agreement, Mr. McCracken will receive accelerated vesting of 40,000 of his restricted stock units.

•	At the end of each of the Company’s first two fiscal 2014 quarters and subject to Mr. McCracken’s continued employment through each date, Mr. McCracken will be granted RSUs with respect to 50,000 shares of common stock and such RSUs will be fully vested on the grant date.

Item 8.01.	Other Events.

On December 21, 2013, the Company entered into an offer letter with Elisa Steele (the “Offer Letter”) establishing the terms of her employment as the Company’s Executive Vice President, Chief Marketing Officer & Strategy, beginning January 2, 2014.

Under the terms of the Offer Letter, Ms. Steele will be paid an annual base salary of $350,000, and is eligible to earn an annual cash bonus of $175,000 in accordance with the terms of the Company’s executive bonus plan. In addition, Ms. Steele was granted the following RSU awards on January 9, 2014 that vest as follows:

•	RSUs with respect to 375,000 shares of common stock will vest quarterly over four years with the first vesting date to occur on May 16, 2014, subject to her continued employment through each vesting date; and

•	RSUs with respect to 30,000 shares of common stock will vest based on the extent to which certain performance metrics established by the Compensation Committee are achieved for the 2014 calendar year, subject to her continued employment through the date the achievement is determined by the Compensation Committee.

The Company and Ms. Steele also entered into a change of control and retention agreement based on the form that previously has been filed as Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-176483), which was filed with the Securities and Exchange Commission on December 12, 2011, pursuant to which Ms. Steele is eligible to receive certain severance payments and benefits if her employment is involuntarily terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JIVE SOFTWARE, INC.

By:	/s/ Bryan J. LeBlanc
Bryan J. LeBlanc
Chief Financial Officer

Dated: January 13, 2014